Exhibit 99.1

Westfield Financial, Inc. Announces 10% Stock Repurchase Program

WESTFIELD, Mass.--(BUSINESS WIRE)--March 12, 2014--Westfield Financial, Inc. (the “Company”) (NasdaqGS:WFD), the holding company for Westfield Bank, announced that its Board of Directors authorized a stock repurchase program (“Repurchase Program”) under which the Company may repurchase up to 1,970,000 shares, or 10% of its outstanding common stock. On September 17, 2013, the Company had previously announced a stock repurchase program for 1,037,000 shares of its common stock and as of March 11, 2014, 888,784 shares have been repurchased under that program. The Repurchase Program will commence upon the completion of the previously announced repurchase program, which is expected to occur shortly, subject to market conditions.

About Westfield Financial, Inc.

Westfield Financial, Inc. is a Massachusetts-chartered stock holding company and the parent company of Westfield Bank, Elm Street Securities Corporation, WFD Securities, Inc. and WB Real Estate Holdings, LLC. Westfield Financial and its subsidiaries are headquartered in Westfield, Massachusetts and operates through 11 banking offices in Agawam, East Longmeadow, Feeding Hills, Holyoke, Southwick, Springfield, West Springfield and Westfield, Massachusetts. Westfield Bank also opened a full service banking center on June 3, 2013 with branch services, a 24 hour deposit imaging ATM and a residential and commercial lender at the Granby Village Shops in Granby, Connecticut. This is Westfield Bank’s first location outside of western Massachusetts.

Forward-Looking Statements

The Company wishes to caution readers not to place undue reliance on any such forward-looking statements contained in this press release, which speak only as of the date made. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors discussed under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2012, and in subsequent filings with the Securities and Exchange Commission. The Company and the Bank do not undertake and specifically decline any obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

CONTACT:
Westfield Financial, Inc.
James C. Hagan, President & CEO
or
Leo R. Sagan, Jr., CFO
or
Meghan Hibner, VP Investor Relations Officer
413-568-1911